                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934

[X]Filed by the Registrant

[_]Filed by a Party other than the Registrant

Check the appropriate box:

[_]Preliminary Proxy Statement

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to Rule 14a-11 or Rule 14a-12

                            METROTRANS CORPORATION
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
   Item 22(a)(2) of Schedule 14A.

[_]$500 per each party to the controversy pursuant to Exchange Act Rule 14a-
   6(i)(3).

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

                             METROTRANS CORPORATION

                            NOTICE OF ANNUAL MEETING

                                      AND

                                PROXY STATEMENT

                            METROTRANS CORPORATION
                             777 Greenbelt Parkway
                            Griffin, Georgia 30223

                                April 30, 1999

Dear Stockholder:

  You are cordially invited to attend the 1999 Annual Meeting of Stockholders of Metrotrans Corporation to be held at Suite 5300, 303 Peachtree Street, Atlanta, Georgia, on June 8, 1999, at 10:00 a.m., local time.

  The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. During the meeting, we also will report on the operations of the Company during the past year and our plans for the future. Directors and officers of the Company, as well as representatives from the Company's independent accountants, Arthur Andersen LLP, will be present to respond to appropriate questions from stockholders.

  Please mark, date, sign and return your proxy card in the enclosed envelope at your earliest convenience. This will assure that your shares will be represented and voted at the meeting, even if you do not attend.

                                          Sincerely,
                                          /s/ Henry J. Murphy
                                          ---------------------------------
                                          HENRY J. MURPHY

                                          Interim Chief Executive Officer

                            METROTRANS CORPORATION
                             777 Greenbelt Parkway
                            Griffin, Georgia 30223

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 8, 1999

  NOTICE HEREBY IS GIVEN that the 1999 Annual Meeting of Stockholders of Metrotrans Corporation (the "Company") will be held at Suite 5300, 303 Peachtree Street, Atlanta, Georgia, on Tuesday, June 8, 1999, at 10:00 a.m., local time, for the purposes of considering and voting upon:

  1. A proposal to elect three directors to serve until the 2000 Annual Meeting of Stockholders; and

  2. Such other business as properly may come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

  Information relating to the above matters is set forth in the attached Proxy Statement. Stockholders of record at the close of business on April 1, 1999, are entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof.

                                          By Order of the Board of Directors
                                          /s/ Henry J. Murphy
                                          ------------------------------------
                                          HENRY J. MURPHY

                                          Interim Chief Executive Officer

Griffin, Georgia
April 30, 1999

PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE THE PROXY CARD AND VOTE IN PERSON IF YOU SO DESIRE.

                            METROTRANS CORPORATION
                             777 Greenbelt Parkway
                            Griffin, Georgia 30223

                                PROXY STATEMENT

                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 8, 1999

  This Proxy Statement is furnished to the stockholders of Metrotrans Corporation (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the 1999 Annual Meeting of Stockholders and at any adjournments thereof (the "Annual Meeting"). The Annual Meeting will be held at Suite 5300, 303 Peachtree Street, Atlanta, Georgia, on Tuesday, June 8, 1999, at 10:00 a.m., local time.

  The approximate date on which this Proxy Statement and form of proxy card are first being sent or given to stockholders is May 6, 1999.

                                    VOTING

General

  The securities that can be voted at the Annual Meeting consist of Common Stock of the Company, $.01 par value per share, with each share entitling its owner to one vote on each matter submitted to the stockholders. The record date for determining the holders of Common Stock who are entitled to receive notice of and to vote at the Annual Meeting is April 1, 1999. On the record date, 4,129,737 shares of Common Stock were outstanding and eligible to be voted at the Annual Meeting.

Quorum and Vote Required

  The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Company is necessary to constitute a quorum at the Annual Meeting. In counting the votes to determine whether a quorum exists at the Annual Meeting, the proposal receiving the greatest number of all votes "for" or "against" and abstentions (including instructions to withhold authority to vote) will be used.

  In voting with regard to the proposal to elect directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. The vote required to elect directors is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. As a result, votes that are withheld will not be counted and will have no effect.

  Under the rules of the New York and American Stock Exchanges (the "Exchanges") that govern most domestic stock brokerage firms, member brokerage firms that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote in their discretion upon proposals which are considered "discretionary" proposals under the rules of these two stock exchanges. Member brokerage firms that have received no instructions from their clients as to "non-discretionary" proposals do not have discretion to vote on these proposals. Such "broker non-votes" will not be considered in determining whether a quorum exists at the Annual Meeting and will not be considered as votes cast in determining the outcome of any proposal.

  On September 15, 1998, The Mayflower Corporation plc, a corporation organized under the laws of the United Kingdom ("Mayflower"), purchased from
M. Earl Meck and Randolph B. Stanley, each of whom were non-management directors of the Company, an aggregate of 1,650,400 shares (the "Shares") of Common Stock of the Company pursuant to an Agreement dated as of August 21,1998 (the "Mayflower Agreement"), between Mayflower, Mayflower (U.S. Holdings), Inc., the Company, D. Michael Walden, Terri B. Hobbs, M. Earl Meck and Randolph B.Stanley. As a result of the transaction, Mayflower acquired 40.4% of the outstanding Common Stock of the Company. Pursuant to the Mayflower Agreement, Mr. Meck and Mr. Stanley resigned as directors of the Company effective as of September 15, 1998.

  Pursuant to the Mayflower Agreement, Mayflower, Mr. Walden and Ms. Hobbs agreed to vote their shares of Common Stock to maintain the composition and membership of the Board of Directors of the Company as provided herein, and Mayflower agreed to vote its shares of Common Stock in accordance with the vote of the majority of the Board of Directors of the Company with respect to all matters presented to a vote of the shareholders; provided that Mayflower may vote its shares of Common Stock as it shall determine in connection with certain matters set forth in the Mayflower Agreement, should any such matter be presented to a vote of shareholders.

  As of April 1, 1999 (the record date for the Annual Meeting), the directors and executive officers of the Company owned or controlled approximately 869,150 shares of Common Stock of the Company, constituting approximately 21% of the outstanding Common Stock. The Company believes that, if Mayflower causes its shares to be voted in favor of the three nominees for director as required by the Mayflower Agreement, the holders of more than a majority of the Common Stock outstanding on the record date will vote all of their shares of Common Stock in favor of the proposal to elect the three nominees as directors and, therefore, that the presence of a quorum and the approval of the proposal is reasonably assured.

Proxies

  Stockholders should specify their choices with regard to the election of directors on the enclosed proxy card. All properly executed proxy cards delivered by stockholders to the Company in time to be voted at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the directions noted thereon. In the absence of such instructions, the shares represented by a signed and dated proxy card will be voted "FOR" the election of all director nominees. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

  Any stockholder delivering a proxy has the power to revoke it at any time before it is voted by giving written notice to the Secretary of the Company at 777 Greenbelt Parkway, Griffin, Georgia 30223, by executing and delivering to the Secretary a proxy card bearing a later date or by voting in person at the Annual Meeting; provided, however, that under the rules of the Exchanges any beneficial owner of the Company's Common Stock whose shares are held in street name by a member brokerage firm may revoke his proxy and vote his shares in person at the Annual Meeting only in accordance with applicable rules and procedures of the Exchanges.

  In addition to soliciting proxies through the mail, the Company may solicit proxies through its directors, officers and employees in person and by telephone or facsimile. Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy materials to the beneficial owners of shares held of record by them. All expenses incurred in connection with the solicitation of proxies will be borne by the Company.

           SHARE OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

  The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of April 1, 1999, (i) by each person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director of the Company, (iii) each of the executive officers of the Company named in the Summary Compensation Table herein and (iv) all directors and executive officers of the Company as a group, based in each case on information furnished to the Company by such persons. The Company believes that each of the named individuals and group has sole voting and investment power with regard to the shares shown except as otherwise noted.

                                                            Common Stock
                                                            Beneficially
                                                              Owned(1)
                                                        -----------------------
                                                        Number of    Percent of
Name and Relationship to Company                         Shares        Class
--------------------------------                        ---------    ----------
The Mayflower Corporation plc (2)...................... 1,650,400         40%
 Principal Stockholder
D. Michael Walden (3)..................................   849,700(4)    20.4%
 Chairman of the Board and
  Principal Stockholder
Patrick L. Flinn.......................................     5,000(4)       *
 Director
William C. Pitt III....................................     7,667(4)       *
 Director
Terri B. Hobbs.........................................    68,450(4)     1.6%
 Acting President
Jerry J. Schweiner.....................................         0          *
 Former President and Chief Executive Officer (5)
Richard M. Bruno.......................................         0          *
 Former Chief Financial Officer (6)
All current directors and executive officers
 as a group (5 persons)................................   930,817(7)      22%

--------
*  Less than one percent.
(1) Beneficial ownership as reported in this Proxy Statement has been determined in accordance with Securities and Exchange Commission regulations and includes shares of Common Stock of the Company that may be acquired within 60 days of April 1, 1999 upon the exercise of outstanding stock options.
(2) The shares are owned beneficially by The Mayflower Corporation plc ("Mayflower"). Mayflower's address is Mayflower House, London Road, Loudwater, High Wycombe, Buckinghamshire HP10 9RF.
(3) Mr. Walden's address is 777 Greenbelt Parkway, Griffin, Georgia 30223.
(4) With regard to Mr. Walden, the shares shown include 24,500 shares issuable upon exercise of outstanding stock options; with regard to Ms. Hobbs, the shares shown include 24,500 shares issuable upon exercise of outstanding stock options, 7,500 restricted shares that are subject to forfeiture under certain circumstances and 450 shares owned by her spouse; with regard to Mr. Flinn, the shares represent 5,000 shares issuable upon exercise of outstanding stock options; and with regard to Mr. Pitt, the shares represent 7,667 shares issuable upon exercise of outstanding stock options.
(5) Mr. Schweiner served as Chief Operating Officer from April 1998 until November 1998.
(6) Mr. Bruno resigned as Chief Financial Officer in September 1998.
(7) The shares shown include 61,667 shares that may be acquired by certain directors and executive officers upon exercise of stock options; 7,500 restricted shares owned by an executive officer that are subject to forfeiture under certain circumstances; and 450 shares owned by the spouse of an executive officer.

                             ELECTION OF DIRECTORS

Nominees

  The Mayflower Agreement provided, among other things, that the Board of Directors of the Company would be expanded from six to eight directors consisting of five directors selected by the current directors of the Company (the "Board Designated Directors") and, so long as Mayflower is not in breach of the Mayflower Agreement, three directors nominated by Mayflower. The Board of Directors amended the Bylaws to fix the number of directors at eight; however, the election of new directors did not occur in 1998 because Mayflower did not designate any nominees for election as directors as provided in the Mayflower Agreement. Further, the Company believes that Mayflower is in breach of the Mayflower Agreement. The three nominees for director consist only of Board Designated Directors. The current directors have not identified the remaining two Board Designated Directors. The Board of Directors may allow the vacancies to remain open until a suitable candidate or candidates are located, elect new directors pursuant to the provisions of the Mayflower Agreement, or amend the Bylaws to provide for a lesser number of directors.

  The Board of Directors has set the authorized number of directors of the Company at three and has nominated Patrick L. Flinn, William C. Pitt III, and
D. Michael Walden for re-election as directors at the 1999 Annual Meeting. Each of the nominees is currently a director of the Company. If re-elected as directors at the Annual Meeting, each of such persons would serve a one year term expiring at the 2000 Annual Meeting of Stockholders.

  Each of the nominees has consented to serve another term as a director if re-elected. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees (in which event the persons named on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancies to remain open until a suitable candidate or candidates are located, or by resolution provide for a lesser number of directors.

  Pursuant to the Mayflower Agreement, Mayflower, Mr. Walden and Ms. Hobbs have agreed to vote their shares of Common Stock to maintain the composition and membership of the Board of Directors of the Company as provided herein.

  The Board of Directors unanimously recommends that the stockholders vote "FOR" the proposal to elect Patrick L. Flinn, William C. Pitt III, and D. Michael Walden as directors for a one year term expiring at the 2000 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

Information Regarding Nominees for Director

  Set forth below is certain information regarding the three nominees for director, including their ages and principal occupations. Unless otherwise indicated, the information is as of December 31, 1998.

  Patrick L. Flinn has been a director of the Company since March 1996. He was a director and the Chief Executive Officer of BankSouth Corporation and BankSouth, N.A. from August 1991, and Chairman of the Board from January 1992 until the sale of such entities in February 1996. Prior to that time, Mr. Flinn was Group Executive Vice President of Real Estate and Mortgage Banking at C&S/Sovran. He was employed in various capacities at C&S/Sovran since joining its management training program in 1966. Mr. Flinn is currently a director of IRT Property Company. Mr. Flinn is 56.

  William C. Pitt III has been a director of the Company since June 1994. Since March 1992, Mr. Pitt has engaged in hotel-resort consulting activities. From 1990 to February 1992, Mr. Pitt was President of Guinness Enterprises Holdings, Inc., a subsidiary of Guinness, PLC, London, England, which is engaged in the leisure and resort business in the United States. From 1976 through 1990, Mr. Pitt was employed by CSX Resorts, Inc. in a variety of management positions, including President and Chief Executive Officer. Mr. Pitt is a member of the Board of Directors of United Bancshares, Inc., Charleston, West Virginia. He is 54.

  D. Michael Walden has served as Chairman of the Board of the Company since its incorporation in 1982. He served as Chief Executive Officer of the Company from 1982 until March 1999, when he began a medical leave of absence as an officer of the Company for an indefinite period of time. Mr. Walden also served as President of the Company from its incorporation in 1982 until April 1998. Mr. Walden is 48.

Meetings and Committees of the Board of Directors

  The Board of Directors conducts its business through meetings of the full Board and through committees of the Board. In accordance with the Bylaws of the Company, the Board of Directors has established an Audit Committee and a Compensation Committee.

  The Company formed an Executive Committee in March 1999. The Executive Committee is empowered to exercise the full extent of the Board of Director's authority consistent with Georgia law and the Company's Articles of Incorporation and Bylaws. The Executive Committee is composed of Patrick L. Flinn and William C. Pitt III.

  The Audit Committee makes recommendations to the Board concerning the appointment of the Company's independent accountants; reviews with such accountants their audit plan, the scope and results of their audit engagement and the accompanying management letter, if any; reviews the scope and results of the Company's internal auditing procedures; consults with the independent accountants and management with regard to the Company's accounting methods and the adequacy of its internal accounting controls; approves professional services provided by the independent accountants; reviews the independence of the independent accountants; and reviews the range of the independent accountants' audit and non-audit fees. The Audit Committee is composed of Patrick L. Flinn and William C. Pitt III. The Audit Committee met two times during 1998.

  The Compensation Committee is responsible for setting the compensation of the Chairman of the Board, President and Chief Executive Officer and reviewing his recommendations regarding the compensation of the Company's other executive officers. The Compensation Committee is composed of Patrick L. Flinn and William C. Pitt III. The Compensation Committee met one time during 1998.

  The Board of Directors as a whole functions as the nominating committee to select management's nominees for election as directors of the Company. The Board of Directors will consider stockholders' recommendations for nominees for election as directors at the Company's 2000 Annual Meeting of Stockholders if submitted to the Company on or before January 4, 2000. See "Stockholder Proposals for 2000 Annual Meeting" below. For additional information on the nomination of directors see "Election of Directors--Nominees" above.

  During 1998, the full Board of Directors held six meetings. All of the directors attended all of the meetings of the Board and the Committees on which they served held during 1998.

Director Compensation

  Nonemployee directors of the Company are paid an annual retainer fee of $5,000 plus a fee of $1,250 for attendance at each meeting of the Board of Directors or committee thereof. Directors who are employees of the Company receive no directors fees. All directors are reimbursed for their reasonable expenses in connection with the performance of their duties.

  The Company's non-employee directors are eligible to participate in the Company's 1994 Directors Stock Incentive Plan (the "DSIP"). Pursuant to the DSIP, as of the first date (the "initial grant date") on which an individual
(A) begins to serve a term as a director of the Company and (B) is an eligible individual, the individual is granted an option to purchase 5,000 shares of Company Common Stock. One-third of the options vest on the first anniversary of the initial grant date and one-third vest on each anniversary thereafter provided the option holder is still a director on such date. As of a date (a "subsequent grant date") on which an eligible director begins to serve another term as a director of the Company after having completed three complete terms as a director of the Company after such individual's initial grant date or any subsequent grant date, such director is granted an option to purchase an additional 5,000 shares of Company Common Stock. The purchase price of the Company Common Stock underlying each option granted under the DSIP is equal to the fair market value of the Company Common Stock on the date the option is granted.

                            EXECUTIVE COMPENSATION

Compensation Summary

  The following table sets forth, for the fiscal years ended December 31, 1998, 1997 and 1996, the total compensation earned by the Company's executive officers whose total compensation for 1998 exceeded $100,000. For information regarding the various factors considered by the Compensation Committee of the Board of Directors in determining the compensation of the Chief Executive Officer and, generally, the other executive officers of the Company, see "Compensation Committee Report on Executive Compensation" below.

                          Summary Compensation Table

                                                                    Long-Term
                                  Annual Compensation             Compensation
                             -------------------------------- ---------------------
                                                    Other     Restricted Securities
                                                    Annual      Stock    Underlying  All Other
   Name and Position    Year  Salary      Bonus  Compensation Awards($)  Options(#) Compensation
   -----------------    ---- --------    ------- ------------ ---------- ---------- ------------
D. Michael Walden...... 1998 $252,885    $   --     $3,451(1)    $--          --      $   --
 Chairman of the Board  1997  150,000        --      4,618(1)     --        8,000         --
                        1996  150,000        --      4,677(1)     --       15,000         --
Terri B. Hobbs......... 1998 $199,471(2) $   --     $2,811(1)    $--          --      $   --
 Acting President       1997  189,660(2)     --      2,616(1)     --        8,000         --
                        1996  134,285(2)     --      5,025(1)     --       15,000         --
Jerry J. Schweiner..... 1998 $144,231    $   --     $4,015(1)    $--          --      $25,000(3)
 Former President and
  Chief Operating
  Officer
Richard M. Bruno (4)... 1998 $ 97,827    $10,000    $1,184(1)    $--          --      $   --
 Former Chief Financial 1997  106,000        --      3,758(1)     --        8,000         --
  Officer               1996  103,461        --      2,889(1)     --       15,000         --

--------
(1) Includes personal use of a Company automobile.
(2) With respect to 1998, the amount includes a base salary of $159,446 and the balance represents commissions earned on the sale of vehicles. With respect to 1997 and 1996, the amount includes a base salary of $22,360 and the balance represents commissions earned on the sale of vehicles.
(3) Amount indicated consists of moving expenses and a signing bonus. Mr. Schweiner served as President and Chief Operating Officer from April 1998 until November 1998.
(4) Mr. Bruno resigned as Chief Financial Officer in September 1998.

  The Company's executive officers also participate in the Company's 1994 Employees Stock Incentive Plan. See "Employees Stock Incentive Plan" below.

Employment Agreements

  Each of D. Michael Walden, Terri B. Hobbs and Jerry J. Schweiner (who resigned as President and Chief Operating Officer in November 1998) entered into a written employment agreement with the Company (collectively, the "Employment Agreements"). Pursuant to his Employment Agreement, Mr. Walden is employed as the Chairman of the Board and Chief Executive Officer of the Company; however, Mr. Walden began a medical leave of absence as Chief Executive Officer of the Company in March 1999. Pursuant to her Employment Agreement, Ms. Hobbs is employed as the Deputy Chief Executive Officer of the Company. She has been Acting President of the Company since March 1999.

  Currently, Mr. Walden and Ms. Hobbs receive annual base salaries of $250,000 and $200,000, respectively. In addition, they are entitled to participate in all of the Company's employee benefit plans and programs. The Employment Agreements with Mr. Walden and Ms. Hobbs provide for a term of employment for until such time as the Company provides notice of termination at least two years and 11 months prior to termination, or Mr. Walden or Ms. Hobbs provide notice of termination at least six months prior to termination (unless such notice is waived by the other party in writing). The term previously stated notwithstanding, the respective Employment Agreement terminates automatically upon the occurrence of any of the following: (a) the death of the employee;
(b) the complete disability of the employee ("complete disability" means the inability of the employee, due to illness, accident or any other physical or mental incapacity to perform the services provided for under the respective Employment Agreement for an aggregate of 60 days within any period of 120 consecutive days during the term of the Employment Agreement); or (c) the discharge of the employee by the Company for cause (as defined in the Employment Agreements).

  Pursuant to Mr. Walden's and Ms. Hobbs' Employment Agreements, in the event that the Company constructively discharges Mr. Walden or Ms. Hobbs on and after the date of a change in control of the Company, Mr. Walden or Ms. Hobbs, as the case may be, will be entitled to give notice within 30 days of such constructive discharge, that he or she desires to terminate employment with the Company as noted above, except that such termination will not actually occur for a period of two years and 11 months following the date the employee gives notice, and during the interim period, the employee shall not be responsible for any duties other than certain duties specified in the respective Employment Agreement. "Change in control" means the acquisition by a person or entity of a sufficient number of shares of the Common Stock, or securities convertible into the Common Stock, and whether through direct acquisition of shares or by merger, consolidation, share exchange, reclassification of securities or recapitalization of or involving the Company or any parent or subsidiary of the Company, to constitute the person or entity the actual or beneficial owner of 30% or more of the Common Stock of the Company. "Constructive discharge" means any action by the Company which results in (i) a breach of the Employment Agreement, (ii) a reduction in the pension, welfare or fringe benefits provided to the employee which is both significant and substantial when expressed as a dollar amount or when expressed as a percentage of the individual's dollar compensation, and (iii) the transfer of the employee's site of employment to a location which is further than 50 miles from the current site of the employee's employment.

  Pursuant to his Employment Agreement, Mr. Schweiner was employed as President and Chief Operating Officer of the Company; however, his Employment Agreement was terminated in November 1998. Mr. Schweiner's annual base salary was $250,000 and he was also provided with an automobile.

Employees Stock Incentive Plan

  On March 14, 1994, the Board of Directors and shareholders of the Company adopted the Metrotrans Corporation 1994 Employees Stock Incentive Plan (the "ESIP"). Incentive stock options nonqualified stock options, reload options and restricted stock awards may be granted under the ESIP (collectively, "ESIP Stock Rights"). Under the terms of the ESIP, all employees of the Company (and any parent or subsidiary corporations), including such employees who are also members of the Board of Directors of the Company (or of the board of directors of a subsidiary corporation), are eligible for consideration for the granting of ESIP Stock Rights. The ESIP is intended to further the growth and development of the Company by allowing certain employees of the Company (or any parent or subsidiary companies) to obtain a proprietary interest in the Company through the grant or purchase of Company Common Stock. The Company believes that the ESIP will aid in attracting and retaining such individuals and in stimulating the efforts of such individuals for the success of the Company.

  The ESIP is administered by the Compensation Committee of the Board of Directors of the Company. The members of the Compensation Committee cannot participate in the ESIP, must be "disinterested persons" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and must be "outside directors" within the meaning of Section 162(m)(4)(C)(i) of the Internal Revenue Code of 1986, as amended (the "Code"). The Compensation Committee has authority to (i) determine the individuals to whom ESIP Stock Rights will be granted from among those individuals who are eligible, as well as the terms of ESIP Stock Rights and the number of shares of Common Stock covered by such ESIP Stock Rights, (ii) determine the exercise price and other terms of the ESIP and (iii) interpret the provisions of, and prescribe, amend and rescind any rules and regulations relating to, the ESIP.

Option Grants

  The Company did not grant any options in calendar year 1998.

Option Exercises

  The following table sets forth the number of shares of Common Stock acquired upon the exercise of options by the executive officers named in the Summary Compensation Table above during the fiscal year ended December 31, 1998, including the aggregate value of gains on the date of exercise. The table also sets forth (i) the number of shares covered by unexercised options (both exercisable and unexercisable) as of December 31, 1998, and (ii) the respective value of "in-the-money" options, which represents the positive spread between the exercise price of existing options and the fair market value of the Company's Common Stock at December 31, 1998.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                            FISCAL YEAR-END VALUES

                                                                        Fiscal Year-End
                                                      ---------------------------------------------------
                                                        Number of Securities
                                                       Underlying Unexercised     Value of Unexercised
                                                             Options at           In-the-Money Options
                           Exercises During Year         Fiscal Year-End (#)     at Fiscal Year-End ($)
                         --------------------------   ------------------------- -------------------------
                         Shares Acquired   Value
          Name           on  Exercise(#) Realized($)  Exercisable Unexercisable Exercisable Unexercisable
------------------------ --------------- ----------   ----------- ------------- ----------- -------------
D. Michael Walden.......        --            --        20,750       17,250         --           --
Terri B. Hobbs..........        --            --        20,750       17,250         --           --
Jerry J. Schweiner......        --            --           --           --          --           --
Richard M. Bruno........     12,700       $13,737(1)       --        55,000         --           --

--------
(1) Calculated based upon the closing sale price per share of the Common Stock as quoted on the Nasdaq National Market on the dates of exercise.

Compensation Committee Report on Executive Compensation

  This report by the Compensation Committee of the Board of Directors discusses the Committee's compensation objectives and policies applicable to the Company's executive officers. The report specifically reviews the Committee's methods for establishing the compensation during 1998 of D. Michael Walden, who served as the Company's Chairman of the Board and Chief Executive Officer during 1998, and generally with respect to all executive officers. The Committee is composed entirely of non-employee directors.

  The Company's compensation programs for its executive officers are intended to create a direct relationship between the compensation paid to executives and the Company's performance. The Committee believes that this relationship is best implemented by providing a compensation package consisting of a base salary and an incentive bonus tied to Company earnings and designed to promote the Company's overall performance.

  Base Salary. For 1998, the Compensation Committee established the base salary for Mr. Walden based upon a subjective evaluation of his performance and the overall performance of the Company as well as upon an informal analysis and review of information available to the Company with respect to base salary levels of executive officers of companies that are similar in size to the Company. The Committee reviews Mr. Walden's base salary annually. The base salaries of the Company's other executive officers are established by the Chief Executive Officer in his discretion and recommended by him to the Compensation Committee for approval. The Chief Executive Officer makes his recommendations based upon his subjective evaluation of the individual executive officer's performance and upon the performance of the Company.

  Short-Term Incentive Compensation. During 1995, the Compensation Committee approved and implemented the Metrotrans Corporation Management Incentive Compensation Plan (the "MICP"). Under the MICP, the Company's executive officers and other management employees have the opportunity to earn annual performance bonuses based upon the achievement of certain predetermined performance objectives. The bonus awarded to the participants in the MICP is determined on the basis of (i) the Company attaining certain pretax earnings target levels established by the Compensation Committee and (ii) a rating assigned to each participant based upon the individual participant performing to certain standards and achieving goals established by the Compensation Committee in the case of the Chief Executive Officer and by the Chief Executive Officer in the case of the remaining participants. A participant is not eligible for any bonus payment under the MICP unless the Company achieves the minimum pretax earnings target level established by the Compensation Committee. The actual bonus is determined utilizing a matrix that considers the actual pretax earnings of the Company and the individual performance level of the participant whose performance is rated outstanding, superior, good or satisfactory. Depending on the performance of the Company and the rating assigned to the individual participant, a participant may earn a bonus of up to 100% of his or her base salary, including commissions. The Company did not pay any bonuses under the MICP during 1998.

  Long-Term Incentive Compensation. The Company's long-term incentive compensation is based upon the ESIP. This plan promotes ownership of the Company's Common Stock which, in turn, provides a common interest between the stockholders and executive officers and other management employees of the Company. The Compensation Committee, which administers the ESIP, generally grants options under the ESIP with an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and, in order to encourage a long-term perspective, with an exercise period of ten years. The Company did not grant any options during 1998. See "Employees Stock Incentive Plan" above.

  The Securities and Exchange Commission requires an explanation of the Company's practice regarding adherence to Section 162(m) of the Code, which disallows the deduction for certain annual compensation in excess of $1 million paid to executive officers. Given the Company's current level of compensation, this factor has no effect on the compensation program at this time. However, to preserve the future deductibility of stock option exercises, the ESIP sets an annual per-employee limit on the number of shares for which options may be granted.

                                          COMPENSATION COMMITTEE

                                              Patrick L. Flinn
                                             William C. Pitt III

                            STOCK PERFORMANCE GRAPH

  The Company's Common Stock began trading on The Nasdaq National Market on June 10, 1994. The price information reflected for the Company's Common Stock in the following performance graph represents the closing sales prices of the Common Stock for the period from June 10, 1994 through December 31, 1998, on a quarterly basis. The graph and the accompanying table compare the cumulative total stockholders' return on the Company's Common Stock with the Nasdaq Composite Index and the S&P 500 Index. The calculations in the following graph and table assume that $100 was invested on June 10, 1994, in each of the Company's Common Stock, the Nasdaq Composite Index and the S&P 500 Index and also assumes dividend reinvestment.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
          AMONG THE COMPANY, NASDAQ COMPOSITE INDEX AND S&P 500 INDEX

                        [PERFORMANCE GRAPH APPEARS HERE]


                         Metrotrans                     Nasdaq                      S&P 500
         Date            Corporaton                 Composite Index                  Index
         ----            ----------                 ---------------                 -------
       06/10/94           $100.00                       $100.00                     $100.00
       06/30/94             94.12                         96.11                       96.99
       09/30/94            102.94                        104.22                      101.79
       12/31/94             70.59                        102.50                      101.78
       03/31/95             69.12                        111.50                      111.71
       06/30/95             86.77                        127.45                      122.46
       09/30/95            100.00                        142.65                      132.28
       12/31/95            105.88                        143.97                      140.10
       03/31/96            147.06                        150.97                      147.85
       06/30/96            164.71                        162.66                      154.52
       09/30/96            155.88                        168.18                      159.31
       12/31/96            164.71                        176.27                      172.74
       03/31/97            120.59                        167.23                      177.30
       06/30/97            117.65                        197.62                      208.33
       09/30/97            158.82                        231.27                      224.15
       12/31/97            132.35                        215.24                      230.51
       03/31/98            105.89                        252.22                      262.87
       06/30/98            119.12                        257.99                      271.89
       09/30/98             97.06                        229.95                      245.07
       12/31/98             55.88                        297.59                      297.31

                             CERTAIN RELATIONSHIPS

  Pursuant to the Mayflower Agreement, Mayflower agreed to loan to the Company up to $15 million (the "Loan") for a term of 5 years. If Mr. Walden exercises his Put (as defined below) or Mayflower exercises its Call (as defined below), Mayflower will have the right at anytime thereafter to convert the outstanding principal, interest, fees and other amounts owing under the Loan into shares of Common Stock. The price per share for such conversion will be the average of the closing bid and asked price for the Common Stock reported by the Nasdaq National Market (or other exchange or quotation system on which the Common Stock is then traded) for the 20 trading days immediately prior to the date of the exercise of the conversion right or, if the Common Stock is not then traded on an exchange, the appraised value determined by an independent appraiser.

  As of December 31, 1998, Mayflower had loaned to the Company $1.9 million of the amount available under the Loan Agreement, but refused to fund additional advances requested by the Company. Mayflower also provided some technical and administrative services to the Company but, based upon Mayflower's refusal of further funding and the discovery that the technical and administrative employees were reporting directly to Mayflower in London, the Mayflower personnel are no longer providing service for the Company pending resolution of disputes between Mayflower and the Company. The Company has filed suit against Mayflower, and litigation is pending.

  Additionally, Mr. Walden and Ms. Hobbs shall have the right (the "Put"), commencing December 31, 2000 and expiring 45 days after the results of operation are published by the Company for the period ending December 31, 2002 (the "Option Term"), to tender all of either of their shares of Common Stock to Mayflower at a price determined pursuant to the Mayflower Agreement. Under certain circumstances, Mr. Walden and Ms. Hobbs have the right to exercise their Put prior to December 31, 2000. In the event that the Option Term expires without Mr. Walden and Ms. Hobbs, or either of them, having exercised the Put or under certain other circumstances, Mayflower shall have the right to purchase, at any time prior to December 31, 2004, Mr. Walden's and Ms. Hobbs' shares at a purchase price of $15.00 per share. See "Voting--Quorum and Vote Required" and "Election of Directors--Nominees" for additional information regarding the Mayflower Agreement.

     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934, as amended, and regulations of the Securities and Exchange Commission thereunder require the Company's directors and executive officers and persons who own more than 10% of the Company's Common Stock, as well as certain affiliates of such persons, to file initial reports of their ownership of the Company's Common Stock and subsequent reports of changes in such ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Directors, executive officers and persons owning more than 10% of the Company's Common Stock are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received by it and written representations that no other reports were required for those persons, the Company believes that during the fiscal year ended December 31, 1998, all filing requirements applicable to its directors, executive officers and owners of more than 10% of its Common Stock were complied with in a timely manner.

                STOCKHOLDERS' PROPOSALS FOR 2000 ANNUAL MEETING

  Proposals of stockholders, including recommendations for nominations for the Board of Directors, intended to be presented at the 2000 Annual Meeting of Stockholders should be submitted by certified mail, return receipt requested, and must be received by the Company at its executive offices in Griffin, Georgia, on or before January 4, 2000 to be eligible for inclusion in the Company's proxy statement and form of proxy relating to that meeting and to be introduced for action at the meeting. Any stockholder proposal must be in writing and must set forth (i) a description of the business desired to be brought before the meeting and the reasons for conducting the business at the meeting, (ii) the name and address, as they appear on the Company's books, of the stockholder submitting the proposal, (iii) the class and number of shares that are beneficially owned by such stockholder, (iv) the dates on which the stockholder acquired the shares, (v) documentary support for any claim of beneficial ownership, (vi) any material interest of the stockholder in the proposal, (vii) a statement in support of the proposal and (viii) any other information required by the rules and regulations of the Securities and Exchange Commission.

             OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

  The Board of Directors of the Company knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of the Company.

                                          By Order of the Board of Directors.
                                          /s/ Henry J. Murphy
                                          HENRY J. MURPHY

                                          Interim Chief Executive Officer

Griffin, Georgia
April 30, 1999

                               ----------------

  The Company's 1998 Annual Report, which includes audited financial statements, has been mailed to stockholders of the Company with these proxy materials. The Annual Report does not form any part of the material for the solicitation of proxies.

Revocable Proxy                   COMMON STOCK

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 1999 ANNUAL MEETING OF STOCKHOLDERS

  The undersigned hereby appoints Henry J. Murphy and Terri B. Hobbs, and each of them, proxies, with full power of substitution, to act for an in the name of the undersigned to vote all shares of Common Stock of Metrotrans Corporation (the "Company") which the undersigned is entitled to vote at the 1999 Annual Meeting of Stockholders of the Company, to be held at Suite 5300, 303 Peachtree Street, Atlanta, Georgia, on Tuesday, June 8, 1999, at 10:00 a.m., local time, and at any and all adjournments thereof, as indicated below.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE BELOW-LISTED PROPOSAL


1) Elect as directors the three nominees listed below to serve until the 2000 Annual Meeting of Stockholders and until their successors are elected and qualified (except as marked to the contrary below):

  [_] FOR ALL NOMINEES listed below (except as marked to the contrary below).

  [_] WITHHOLD AUTHORITY to vote for all nominees listed below.

  INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

        Patrick L. Flinn         William C. Pitt III               D. Michael Walden

  In their discretion, the proxies are authorized to vote upon such other business as properly may come before the Annual Meeting and any and all adjournments thereof.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

          (Continued, and to be signed and dated, on the reverse side)

                        (Continued from the other side)

PROXY -- SOLICITED BY THE BOARD OF DIRECTORS

  This proxy card will be voted as directed. If no instructions are specified, this proxy card will be voted "FOR" each of the proposals listed on the reverse side of this proxy card. If any other business is presented at the Annual Meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

  The undersigned may elect to withdraw this proxy card at any time prior to its use by giving written notice to the Secretary of the Company, by executing and delivering to the Secretary a duly executed proxy card bearing a later date, or by appearing at the Annual Meeting and voting in person.

                                              _________________________
                                             Signature

                                             ___________________________
                                             Signature, if shares
                                             held jointly

                                             Date: _______________, 1999
                                             (Please mark, date and
                                             sign exactly as your name
                                             appears on this proxy
                                             card. When shares are held
                                             jointly, both holders
                                             should sign. When signing
                                             as attorney, executor,
                                             administrator, trustee,
                                             guardian or custodian,
                                             please give your full
                                             title. If the holder is a
                                             corporation or a
                                             partnership, the full
                                             corporate or partnership
                                             name should be signed by a
                                             duly authorized officer.

                                               Do you plan to attend the Annual
                                                        Meeting? [_] YES [_] NO